Exhibit 23.1

北京德恒律师事务所 Beijing DeHeng Law Offices

12/F, Tower B, Focus Place, No.19 Finance Street	Tel: (86) 010-52682888
Beijing, P.R. China 100033	Fax: (86) 010-52682999
中国 • 北京西城区金融街19号	Website: www.dehenglaw.com
富凯大厦B座12层 邮编：100033	Email: DeHeng@dehenglaw.com

October 20, 2026

To: Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City

Zhejiang Province, 323000

People’s Republic of China

Dear Sirs,

Solely in connection with the Company’s Registration Statement on Form F-1 (the “Form F-1”), we hereby consent to the references to our firm and the summary of our opinion under the headings “PROSPECTUS SUMMARY-Permissions Required for Our Operations in China” on page 14, “PROSPECTUS SUMMARY-Regulatory Approval from the China Securities Regulatory Commission” on page 15, “PROSPECTUS SUMMARY-Regulatory Approval from the Cyberspace Administration of China” on page 16, and “ENFORCEABILITY OF CIVIL LIABILITIES” on page 36 separately included in the Form F-1, which is filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2026. We also consent to the filing with of this consent letter with the SEC as an exhibit to the Form F-1.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Beijing DeHeng Law Offices

/s/ Zhang Xiaodan

张晓丹 (Zhang Xiaodan)